Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 12, 2024 (except Note 21, as to which the date is February 4, 2025), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-284339) and the related Prospectus of SailPoint Parent, LP for the registration of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

February 11, 2025